Cardiff Oncology Announces Upcoming Presentation on Lead KRAS-mutated Metastatic Colorectal Cancer Program at the 2022 American Society of Clinical Oncology Gastrointestinal Cancers Symposium

SAN DIEGO, December 10, 2021 -- Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage oncology company, developing new precision medicine treatment options for cancer patients in indications with the greatest unmet medical need including KRAS-mutated colorectal cancer, pancreatic cancer, and castrate-resistant prostate cancer, today announced that updated data from its lead KRAS-mutated metastatic colorectal cancer program will be featured in a poster presentation at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO-GI). ASCO-GI is taking place January 20-22, 2022, both virtually and in-person at the Moscone West Building in San Francisco, California.

Details on the poster and its corresponding abstract can be found below.

Title:	A phase 1b/2 trial of the PLK1 inhibitor onvansertib in combination with FOLFIRI-bev in 2L treatment of KRAS-mutated (mKRAS) metastatic colorectal carcinoma (mCRC)
Abstract Number:	100
Abstract Publication Date:	January 18, 2022
Abstract Publication Time:	5:00 PM ET
Poster Session Name:	Poster Session C: Cancers of the Colon, Rectum, and Anus
Poster Session Date:	January 22, 2022
Poster Session Time:	9:30 AM – 10:55 AM ET
Poster Session Location:	Level 1, West Hall (and online)
A copy of the poster will be available on the "Scientific Presentations" section of the Cardiff Oncology website at https://cardiffoncology.com/scientific-presentations/ following its presentation at the meeting.

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage oncology company, developing new precision medicine treatment options for cancer patients in indications with the greatest unmet medical need. Our goal is to target tumor vulnerabilities with treatment combinations that overcome disease resistance and improve disease response to standard treatment regimens and to increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 ("PLK1") inhibitor, in combination with standard-of-care anti-cancer therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to refine assessment of patient response to treatment. We have three clinical programs currently ongoing: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® (bevacizumab) in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan, leucovorin and fluorouracil for the second-line treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC); and a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castrate-resistant prostate cancer (mCRPC). For more information, please visit https://ww.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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